Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Financial Results for First Quarter 2010

Pre-tax pre-provision net revenue higher;

Non-performing asset formation continued to moderate - absolute level expected to peak in the second quarter of 2010

BIRMINGHAM, Ala. – (BUSINESS WIRE) – April 20, 2010 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter ending March 31, 2010.

Key points for the quarter included:

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Loss of 21 cents per diluted share for the quarter ended March 31, 2010, reflects stabilizing net charge-offs and minimal reserve build. Inflows of non-performing loans declined for third consecutive quarter.

•	Core pre-tax pre-provision net revenue increased $11 million or 2.9% linked quarter

•	Net interest margin improved to 2.77 percent driven by 15 basis point improvement in average deposit cost to 1 percent; net interest margin expected to rise to 3.00 percent by year-end 2010

•	Morgan Keegan net income rises 39 percent linked quarter; solid private client, equity capital markets and trust revenues; reduced operating costs

•	Non-interest expense declined 3 percent, after excluding branch consolidation charges and loss on the early extinguishment of debt

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Record account and deposit growth continues. Average low-cost deposits increased for the fifth consecutive quarter, growing 6.5 percent linked quarter, up nearly $9.6 billion or 16 percent year-over-year.

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Loan growth remains challenged but commercial line utilization beginning to stabilize. New and renewed loan commitments remained solid, totaling $11.6 billion for the quarter, but total loans outstanding contracted 2.8 percent.

•	Continued efforts to proactively reach out to customers needing assistance have helped 28,000 families to stay in their homes

•	Non-performing assets, excluding loans held for sale, increased $221 million, or 5.4 percent, linked quarter, marking the third consecutive quarter of moderation in the overall growth rate

•	Net loan charge-offs remain relatively stable at $700 million or an annualized 3.16 percent of average loans

•	Allowance for credit losses increased to 3.69 percent of loans with $770 million provision for loan losses exceeding net charge-offs by $70 million

•	Tier 1 Capital ratio was an estimated 11.7 percent, while the Tier 1 Common ratio stood at an estimated 7.1 percent. Both ratios were essentially unchanged versus the previous quarter.

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288

Earnings Highlights

	Three months ended:
(In millions, except per share data)	March 31, 2010		December 31, 2009		March 31, 2009
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income	$831		$850		$809
Non-interest income *	812		718		1,066
Non-interest expense	1,230		1,219		1,058
Pre-tax pre-provision net revenue	413		349		817
Provision for loan losses	770		1,179		425
Net income (loss)	($196)	($0.16)	($543)	($0.46)	$77	$0.11
Preferred dividends and accretion	59	0.05	63	0.05	51	(0.07)
Net income (loss) available to common shareholders	($255)	($0.21)	($606)	($0.51)	$26	$0.04

Key ratios
Net interest margin (FTE)	2.77%		2.72%		2.64%
Return on average assets**	(0.74%)		(1.70%)		0.07%
Return on average tangible common equity**	(12.69%)		(28.03%)		1.43%
Allowance for loan losses as % of net loans	3.61%		3.43%		1.94%
Net charge-offs as % of average net loans**	3.16%		2.99%		1.64%
Non-performing assets as % of loans and other real estate	5.15%		4.83%		2.43%
Non-performing assets as % of loans and other real estate (excluding loans held for sale)	4.86%		4.49%		2.02%
Non-performing assets (including 90+ past due) as % of loans and other real estate	5.94%		5.59%		3.24%
Non-performing assets (including 90+ past due) as % of loans and other real estate (excluding loans held for sale)	5.65%		5.24%		2.83%

*	Quarter ended March 31, 2010, reflects $19 million gain related to leveraged lease transactions, which was offset by $18 million of incremental tax expense; quarter ended December 31, 2009, reflects $71 million gain related to leveraged lease transactions, which was offset by $74 million of incremental tax expense; quarter ended March 31, 2009, reflects $323 million gain related to leveraged lease transactions, which was primarily offset by $315 million of incremental tax expense.
**	Annualized

Momentum in core business; pre-provision net revenue improving

Regions’ 2010 first quarter loss available to common shareholders of $255 million, or 21 cents per diluted share, reflects credit-related costs associated with the company’s continuing efforts to further improve the risk profile of its balance sheet. Despite these costs, first quarter results show momentum in the company’s core business performance, as pre-tax pre-provision net revenue (“PPNR”) rose by 2.9 percent on an adjusted basis. Additionally, the net interest margin improved, customers opened new accounts on pace to eclipse the record account openings of the prior year and low-cost deposit growth remained strong.

“During the first quarter, asset quality continued to stabilize and deposit growth remained strong; however, substantial credit costs continued to more than offset the underlying strength of our core business. Despite the strong fundamentals of our business, we are not satisfied with our financial performance and we remain intensely focused on returning the company to profitability,” said Grayson Hall, president and chief executive officer. “In addition to restoring financial performance, we will continue to focus on serving our customers, continue to de-risk our balance sheet and implement best-in-class risk management practices.”

Net interest margin continues to grow driven by positive shift in funding mix and cost and improving loan spreads

Continued low-cost deposit growth resulting in improved funding mix, as well as better loan pricing, lifted the net interest margin by 5 basis points to 2.77 percent. The company expects the net interest margin to continue improving gradually throughout the year, reaching 3.00 percent by year-end. The main drivers of the improvement will be certificate of deposit repricing, a shift in the mix of total deposits to include more low-cost deposits, and loan spread improvement.

Net interest income of $831 million was stable linked quarter, excluding $20 million of trading income in the previous quarter, and increased $22 million or 2.8% over the comparable period in the previous year. Earning assets declined 2 percent versus the prior quarter, driven primarily by an expected drop in investor real estate lending as the company continues to execute on its strategy to reduce this exposure.

Steady non-interest income

Reported non-interest income was 13 percent higher than in the previous quarter. On an adjusted basis, excluding leveraged lease termination gains and securities gains and losses in each quarter, non-interest income was 1 percent lower.

Results at Morgan Keegan reflected lower, yet still historically strong, fixed income activity on a linked quarter basis. Despite this pressure on fixed income revenues, net income at Morgan Keegan rose $7 million or 39 percent in the first quarter of 2010 as compared to the prior quarter. Results were largely driven by solid private client, equity capital markets and trust revenues, as well as reduced operating costs. Net new brokerage account openings increased 5 percent linked quarter.

Regions’ non-interest income was also impacted by a 4 percent decline in service charges reflecting lower customer transaction activity as is typical during the first quarter of the year. Mortgage income was essentially unchanged linked quarter, excluding the effects of MSR hedging activity. Origination volume of $1.4 billion was still historically strong but down versus the prior quarter’s $2.0 billion, with a favorable trend of 45 percent representing new purchases in the first quarter, up from 17 percent a year ago.

The company recorded a $59 million gain on the sale of $1.4 billion of short duration collateralized mortgage obligations. Proceeds were reinvested into collateralized mortgage obligations, with slightly longer durations.

Disciplined expense management; higher performance and efficiency

Driven primarily by $42 million in lower professional and legal fees, non-interest expenses were a favorable 3 percent lower linked quarter, after adjusting for $53 million related to a loss on the early extinguishment of FHLB advances, as well as $8 million of branch consolidation related costs recorded in the first quarter and $12 million in the fourth quarter.

The Company successfully completed the consolidation of 120 branches during the first quarter with minimal customer impact, which should provide an annual $21 million net cost savings starting in the second quarter. The company continues to aggressively control day-to-day operating costs and seek opportunities to further improve our operating efficiency. Benefits of cost control efforts should become increasingly evident as, over time, recession-related and credit costs return to more normalized levels.

Excellent customer service; deposits and households continue to grow

Strong service quality results continue to drive customer deposit growth, which was up 2 percent on average fourth-to-first quarter. Most notably, average low-cost deposits grew for the fifth consecutive quarter, rising $4.2 billion or 6.5 percent on a linked quarter basis, and helping drive average deposit costs down 15 basis points to 1 percent overall. The company’s success in providing superior customer service, focusing on deepening customer loyalty, attracting new customers and improving cross-sell continues to be reflected in strong account growth. Record customer retention and satisfaction levels have also been a catalyst for growth. During the quarter, the company opened 248,000 new business and consumer checking accounts and is on track to meet or exceed 2009’s record-breaking level of 1 million new accounts. Customer retention is well above the industry norm, increasing to 89 percent during the first quarter of 2010. The Company continues to execute its core business operations in a manner that attracts and retains customers.

Actively lending to businesses and consumers despite weakened demand

Throughout the challenging business and economic climate, Regions has remained an active lender to businesses and consumers. Regions made new or renewed loan commitments totaling $11.6 billion during the first quarter of 2010, primarily driven by residential first mortgage production and lending to small businesses.

•	23,920 home loans and other lending to consumers totaling $2.2 billion

•	9,302 commitments to businesses totaling $1.5 billion to small businesses and $7.9 billion to other commercial customers

While loan demand remains sluggish, commitment levels remain strong and for the first time in several quarters, declines in commercial line utilization rates have begun to level off. Regions remains a leader in small business lending, ranking third nationally by the Small Business Administration, and will continue to focus on this important line of business. In spite of the Company’s efforts, loans outstanding declined 2.8 percent as compared to last quarter. Regions continues to seek opportunities to lend to its customers in need of credit and anticipates loan growth as the general economy improves.

Moderating trend of non-performing asset formation continues; risk profile further improves

For the first quarter, net charge-offs were an annualized 3.16 percent of average loans compared to fourth quarter’s 2.99 percent. A $770 million loan loss provision exceeded net charge-offs by $70 million, and led to an 18 basis point increase in the ratio of period-end allowance for loan losses to loans.

The overall growth rate in non-performing assets, excluding loans held for sale, moderated to $221 million linked quarter, compared to the fourth quarter’s $376 million increase and the third quarter’s $662 million, marking three consecutive quarterly declines in the level of inflow to non-performing status. Given a substantial recent decline in internally risk rated problem assets, the company expects that the absolute level of non-performing assets will peak in the second quarter.

Robust capital planning process and strong capital position

Regions has developed a robust capital planning process which includes various scenario analyses, including stress testing under adverse conditions. This capital planning process includes the development of macroeconomic forecast scenarios, significantly improved credit modeling, and financial and capital forecasting under several sets of circumstances. These scenarios consider all types of risks that could affect the Company over a given period of time.

As of March 31, 2010, Tier 1 Capital stands at an estimated 11.7 percent, while the estimated Tier 1 Common ratio is 7.1 percent, compared to 11.5 percent and 7.1 percent, respectively, for the previous quarter (see non-GAAP discussion).

About Regions Financial Corporation

Regions Financial Corporation, with $137 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a safe harbor for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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In 2008, the Emergency Economic Stabilization Act of 2008 became law, and in February 2009 the American Recovery and Reinvestment Act of 2009 was signed into law. Additionally, the U.S. Treasury and federal banking regulators are implementing a number of programs to address capital and liquidity issues in the banking system, and there are a number of pending legislative, regulatory and tax proposals, all of which may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

•	The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock issued under TARP.

•	Possible additional loan losses, and impairment of goodwill, other intangibles and valuation allowances on deferred tax assets and the impact on earnings and capital.

•	Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

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Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as droughts and hurricanes.

The foregoing list of factors is not exhaustive; for discussion of these and other risks that may cause actual results to differ from expectations, please look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2009, as on file with the Securities and Exchange Commission.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Page two of this earnings release presents return on average tangible common equity. Page five of the financial supplement show additional ratios based on tangible common stockholders equity, as well as the Tier 1 common risk-based ratio. Tangible common stockholders’ equity ratios have become a focus of some investors, and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulators have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assessment Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, Regions believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

See page 25 of the supplement to this earnings release for 1) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), and 2) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP).

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